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                                                                    EXHIBIT 10.1

                         ECONOMIC DEVELOPMENT AGREEMENT

                                     BETWEEN

                               THE STATE OF TEXAS

                                       AND

                         THE TEXAS A&M UNIVERSITY SYSTEM

                                       AND

                          LEXICON GENETICS INCORPORATED

                                  JULY 15, 2005

THIS AGREEMENT ("Agreement") is by and among the State of Texas (the "State"), acting by and through the Office of Economic Development and Tourism, a division within the Office of the Governor ("OOGEDT"), Texas A&M University System ("TAMUS") and Lexicon Genetics Incorporated ("Lexicon"). The State, TAMUS, and Lexicon are hereinafter referred to either individually as the "party," or collectively as the "parties." The Effective Date of this Agreement is July 15, 2005.

                                    RECITALS

WHEREAS, Texas' low taxes, budgetary discipline, reasonable regulations and educated workforce continue to make the state a top location for businesses looking to expand or relocate; and

WHEREAS, the State desires to become a world leader in genomics and biotechnology; and

WHEREAS, TAMUS and Lexicon are known for research and development expertise and Lexicon is particularly known for its gene knockout technology and expertise; and

WHEREAS, gene knockout technology provides a means to systematically identify the physiological functions of genes, offering the promise of discovering new and more-effective ways to prevent and treat human and veterinary disease; and

WHEREAS, Lexicon employs more than 600 people in the State and had annual revenues in 2004 of approximately $62 million; and

WHEREAS, TAMUS is a Texas public institution of higher education; and

WHEREAS, TAMUS and Lexicon have proposed a unique public-private collaboration for human and veterinary medical research that would be endowed with two (2) complete copies of a library consisting of three hundred fifty thousand (350,000) knockout mouse embryonic stem cell clones (the "OmniBank II Library") housed at two facilities, one being located in Houston and one being located in College Station; and

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WHEREAS, TAMUS and Lexicon have proposed that such collaboration be implemented through the Texas Institute for Genomic Medicine ("TIGM"), a Texas non-profit corporation formed for such purpose; and

WHEREAS, it is in the State's interest to expand and improve the research and development capability of its public institutions of higher education, including by facilitating the concentration of expertise in particular areas of scientific research to enable the development of a platform for recruiting additional researchers and to obtain related funding from other sources; and

WHEREAS, the new facilities and programs related to TIGM are estimated to create at least 5,000 new full-time jobs for Texans, with an ultimate average annual payroll of more than $450 million; and

WHEREAS, Article III, Section 52-A of the Texas Constitution expressly authorizes the State to use public funds for the public purposes of development and diversification of the economy of the State, the elimination of unemployment or underemployment in the State, or the development of commerce in the State; and

WHEREAS, SB 1771 of the 78th Texas Legislature established the Texas Enterprise Fund ("TEF") to be used with the express written approval of the Governor, Lieutenant Governor, and Speaker of the House of Representatives for economic development, infrastructure development, community development, job training programs, and business incentives, and HB 7 of the 78th Texas Legislature appropriated $295 million from the Texas Economic Stabilization Fund to the TEF for the 2004-2005 biennium; and

WHEREAS, the State values Lexicon as a distinguished and important corporate citizen, and wishes to receive a commitment that Lexicon will expand its presence and payroll in Texas and provide the intellectual property resources to enable TAMUS and Lexicon to establish TIGM, and Lexicon wishes to provide such commitment; and

WHEREAS, TAMUS is willing to undertake commitments related to constructing and renovating facilities for TIGM and supporting the operations of TIGM to carry out its planned research and development activities, as well as to the creation of new jobs in the State; and

WHEREAS, the Governor, Lieutenant Governor, and Speaker have each approved a grant from the TEF to TAMUS and Lexicon, as evidenced in the letter attached as Exhibit A hereto; and

WHEREAS, to ensure that the benefits the State provides under this Agreement are utilized in a manner consistent with Article III, Section 52-a of the Texas Constitution, and other laws, TAMUS and Lexicon have agreed to comply with certain conditions and deliver certain performance, including achieving measurable job creation and retention commitments, in exchange for receiving these benefits; and

WHEREAS, the parties desire to have such proposals set forth in a valid, binding and enforceable agreement; and

WHEREAS, the State believes it is in the best public interest to enter into this Agreement for the reasons set forth above;

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                                   AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1.    STATE OF TEXAS COMMITMENT

      a. GRANT OF FUNDS FROM THE TEXAS ENTERPRISE FUND TO TAMUS. The State shall pay cash from the Texas Enterprise Fund to TAMUS in the amount of Fifteen Million Dollars ($15,000,000) as soon as practicable following the execution of this Agreement (but no later than thirty (30) days after the Effective Date provided that all necessary documents for disbursement of the funds have been provided to the State as required), of which (i) Ten Million Dollars ($10,000,000) shall be used by TAMUS to build a facility in College Station to house one copy of the OmniBank II Library and (ii) Five Million Dollars ($5,000,000) shall be used by TAMUS to renovate existing space at the Institute of Biosciences and Technology ("IBT") at the Health Science Center in Houston to house the other copy of the OmniBank II Library, in each case in accordance with this Agreement.

      b. GRANT OF FUNDS FROM THE TEXAS ENTERPRISE FUND TO LEXICON. The State shall pay cash from the Texas Enterprise Fund to Lexicon in the amount of Thirty-Five Million Dollars ($35,000,000) as soon as practicable following the execution of this Agreement (but no later than thirty (30) days after the Effective Date provided that all necessary documents for disbursement of the funds have been provided to the State as required), including (i) Thirty Million Dollars ($30,000,000) for the generation and delivery of the OmniBank II Library and related intellectual property licenses and (ii) Five Million Dollars ($5,000,000) for the acquisition of bioinformatics software and related intellectual property licenses, in each case in accordance with this Agreement.

2.    TAMUS AND LEXICON FUNDING CONDITIONS

TAMUS and Lexicon must meet all of the following "Funding Conditions" or will be subject to liquidated damages and/or repayment in accordance with this Agreement. The Funding Conditions are as follows:

      a. ESTABLISHMENT OF THE TEXAS INSTITUTE FOR GENOMIC MEDICINE. TAMUS and Lexicon shall establish TIGM, the initial members of which shall be TAMUS (participating through Texas A&M University and the Texas A&M Health Science Center) and Lexicon. TAMUS and Lexicon shall provide the State with sufficient evidence to confirm TIGM's formation.

      b. AGREEMENTS BETWEEN LEXICON AND TAMUS. TAMUS and Lexicon have entered into, and shall perform their obligations under, agreements with respect to the matters described in attached Exhibit B. TAMUS and Lexicon shall certify in writing to the State that the Agreements have been entered into and materially and substantially comply with the terms as set forth in Exhibit B.

            It is understood that this Agreement does not grant the State, apart from TAMUS, any right to acquire intellectual property transferred to or developed by TIGM.

      c. SECURITY. TAMUS shall provide the state with sufficient evidence that the State has been provided security for its investment by a pledge of the lease payments and other revenue from TIGM to TAMUS.

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      d. JOB TARGETS. TAMUS and Lexicon shall be responsible to the State for creating, in the aggregate, at least Five Thousand ("5,000") new Employment Positions in Texas by December 31, 2015, and TAMUS shall be responsible to the State for maintaining such new Employment Positions in Texas from December 31, 2015 to December 31, 2027. Each of TAMUS and Lexicon shall be responsible for the respective portions of such aggregate commitment set forth below (such portion representing the party's respective "Job Target") in accordance with the following schedule:

            (1) 94 jobs by December 31, 2006 (TAMUS portion 45; Lexicon portion 49),

            (2) 198 jobs by December 31, 2007 (TAMUS portion 73; Lexicon portion 125),

            (3) 357 jobs by December 31, 2008 (TAMUS portion 148; Lexicon portion 209),

            (4) 581 jobs by December 31, 2009 (TAMUS portion 280; Lexicon portion 301),

            (5) 894 jobs by December 31, 2010 (TAMUS portion 492; Lexicon portion 402),

            (6) 1,345 jobs by December 31, 2011 (TAMUS portion 832; Lexicon portion 513),

            (7) 1,801 jobs by December 31, 2012 (TAMUS portion 1,166; Lexicon portion 635),

            (8) 2,562 jobs by December 31, 2013 (TAMUS portion 1,657; Lexicon portion 905),

            (9) 3,573 jobs by December 31, 2014 (TAMUS portion 2,345; Lexicon portion 1,228), and

            (10) 5,000 jobs by December 31, 2015 (TAMUS portion 3,384; Lexicon portion 1,616).

For the purposes of this Agreement, "Employment Positions" shall be defined as jobs meeting all of the following criteria:

            (i) New full-time or full-time equivalent employment positions in Texas,

            (ii) With an average annual gross compensation (not including benefits) of at least $60,000, which shall be adjusted for inflation but not to exceed 3% per year, such adjustment to occur first for the compensation standard applicable to 2007, and

            (iii) Which may include (A) in the case of Lexicon's portion of the commitment, positions with Lexicon and its affiliates in which Lexicon has a 50% or higher ownership interest, and (B) in the case of TAMUS's portion of the commitment, positions with TIGM, positions with TIGM members, positions with employers in the biotechnology or pharmaceutical industries, and other positions for which TIGM or TIGM members are significantly responsible for creating through efforts specifically targeted at attracting or creating biotechnology and pharmaceutical industry-related positions to Texas, in each case without duplication. For clarity, from and after December 31, 2015 (or earlier, if Lexicon has already satisfied its Job Target commitment in full), positions with Lexicon and its affiliates in which Lexicon has a 50% or higher ownership interest shall be included for purposes of TAMUS's commitment to the State to create and maintain new Employment Positions over the remaining term of the contract.

            e. ANNUAL COMPLIANCE VERIFICATION. By January 31 of each year during the term of this Agreement, beginning in January 2007 and continuing every year thereafter through January 2028, for TAMUS, and January 2016, for Lexicon, each of TAMUS and Lexicon, as applicable, must deliver to OOGEDT a compliance verification signed by a duly authorized representative of the reporting party that shall certify the number of and generally describe the Employment Positions existing as of December 31 of the year preceding (an "Annual Compliance Verification"). There will be a total of twenty-two (22) Annual Compliance Verifications due, covering jobs created and maintained in years 2006 through 2027. TAMUS and/or Lexicon may, at its option, deliver an Annual Compliance Verification in January 2006 with respect to Surplus

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Job Credits, if any, attributable to any new Employment Positions created in
2005. All Annual Compliance Verifications shall be in a form reasonably satisfactory to OOGEDT and shall provide appropriate back-up data for the Employment Position numbers provided.

3.    LIQUIDATED DAMAGES

      a. JOB TARGET. As set forth in Section 2.d above, annually during the term of this Agreement, through January 2028, TAMUS and, through January 2015, Lexicon must deliver to OOGEDT an Annual Compliance Verification demonstrating that their respective Job Targets have been met for the year just ended. The consequences to TAMUS or Lexicon of satisfying, failing to satisfy or exceeding its respective Job Target are as follows:

            i. COMPLIANCE WITH JOB TARGET. If an Annual Compliance Verification demonstrates that the applicable party's Job Target has been met for the year just ended, then such party will be deemed to have met its obligations for such preceding year and no damages shall be due.

            ii. FAILURE TO MEET JOB TARGET. If an Annual Compliance Verification that demonstrates that such party's Job Target has not been met for the year just ended, then OOGEDT may require the responsible party to pay liquidated damages in the amount of Two Thousand Four Hundred Fifteen Dollars ($2,415) per job for every Employment Position by which it is short that year. It is understood that as a state agency, TAMUS may not, and does not, guarantee the obligations of Lexicon. Nor does Lexicon guarantee the obligations of TAMUS. Neither party shall have any obligation for any shortfalls in the Job Target obligations of the other party, and each party shall be responsible solely for its own payment obligations to the State.

            iii. EXCEEDING JOB TARGET. If an Annual Compliance Verification demonstrates that such party's Job Target has been exceeded for the year just ended, such party will be deemed to have exceeded its Job Target obligations and will receive a "Surplus Job Credit" for each extra Employment Position generated and maintained above its Job Target for that year. For purposes of the foregoing, all Employment Positions created in 2005 will be considered Surplus Job Credits. TAMUS and Lexicon may utilize their respective earned Surplus Job Credits in any following year as follows:

                  A. such party may expend a Surplus Job Credit in lieu of
            paying liquidated damages in the amount of $2,415 per job (for example, if a party owes liquidated damages in the amount of $241,500 for 100 Employment Positions lacking in a particular year, it may discharge this amount by expending 100 Surplus Job Credits it has earned in prior years); or

                  B. such party may apply their respective Surplus Job Credits toward meeting their remaining Job Target for future years, such that if TAMUS and Lexicon accumulate enough Surplus Job Credits they will be deemed to have fulfilled all of its obligations under the Agreement, and will be released from the Agreement early (for example, if TAMUS and Lexicon accumulated at least 5,000 unused Surplus Job Credits by December 31, 2026, then TAMUS may apply these Surplus Job Credits forward to fulfill its Job Target for 2027, and may thereby fulfill its obligations and be released from the Agreement one year early).

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      b. OFFSETS FOR EXTERNAL FUNDING. One of the State's primary objectives under this Agreement is to support the development of TIGM as a national center of excellence in genomic medicine, which will require TIGM to successfully compete for available funding from sources other than the State. Generating such funding directly benefits the State. In light of these benefits, and without affecting TAMUS and Lexicon's expectation and intention of satisfying their respective Job Target commitments set forth in Section 2.d. above, TAMUS and Lexicon will be entitled to an offset against liabilities, if any, that they may incur for liquidated damages under Section 3.a. above, calculated as set forth below, on account of funds received by TIGM and, to the extent related to research using materials obtained from TIGM, by TIGM members directly or indirectly from funding sources other than the State, including, without limitation, all such funds received under grants and contracts from the National Institutes of Health, other federal government agencies, research institutes, foundations, and companies in the biotechnology and pharmaceutical industries.

The parties will collectively be entitled to an offset equivalent to the liquidated damages liability associated with the creation or maintenance of 5,000 jobs for one year for each $25 million of such funding. A maximum of $300 million of such external funding may be applied. The offset shall be allocated between Lexicon and TAMUS as follows:

            i. One-half of such offset (e.g., for each $25 million in such funding, an amount equivalent to the liquidated damages liability associated with the creation or maintenance of 2,500 jobs for one year) will be applied to reduce the amount of TAMUS's potential liquidated damages liability for shortfalls in achieving or maintaining its portion of the Job Target commitment.

            ii. The other one-half of such offset will be applied to reduce the amount of Lexicon's potential liquidated damages liability for shortfalls in achieving or maintaining its portion of the Job Target commitment.

Lexicon and TAMUS will be entitled to proportional credit for funding amounts less than those set forth above. In any event, TAMUS agrees to be responsible for 5,000 jobs by December 31, 2016, and 5,000 jobs by December 31, 2017, and maintaining them, both in accordance with the provisions of this Agreement.

The offset contemplated above will be applied as follows:

(1) Lexicon's portion of the offset will be applied first to Lexicon's potential liquidated damages liability for shortfalls in achieving or maintaining its portion of the Job Target commitment in the final year of such commitment (2015) and thereafter to Lexicon's potential liquidated damages liability for each preceding year, until the potential liquidated damages liability for such year is fully accounted for by such offset.

(2) TAMUS's portion of the offset will be applied as follows: (A) eighty percent (80%) will be applied first to TAMUS's potential liquidated damages liability for shortfalls in maintaining the Job Target commitment in the final year of such commitment (2027) and thereafter to TAMUS's potential liquidated damages liability for each preceding year, until the potential liquidated damages liability for such year is fully accounted for by such offset, and (B) the remaining twenty percent (20%) of such offset may be applied to TAMUS's repayment liability for shortfalls in achieving or maintaining its portion of the Job Target commitment in such year(s) as TAMUS may designate.

     c. TRANSITION AFTER LEXICON DISCHARGE OF ITS OBLIGATIONS. At such time as Lexicon has discharged its job related obligations as provided under this Agreement, then

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            i.    All unused Lexicon Surplus Job Credits shall transfer
                  automatically to TAMUS,

            ii.   All unused offset amounts allocated to Lexicon pursuant to
                  Section 3.b.ii shall automatically transfer to TAMUS, and

            iii. Thereafter, all Employment Positions created or maintained by Lexicon and its affiliates shall be counted as TIGM created or maintained Employment Positions.

      d. ADJUSTMENT FOR SALES TAX RATE CHANGES. The $2,415 repayment penalty per Employment Position shall be proportionately reduced for the remainder of the contract in the event the State's sales tax rate is increased from the 6.25% rate in effect at the Effective Date.

4.    TAMUS AND LEXICON ADDITIONAL COMMITMENTS

      a. OOGEDT AUDIT RIGHTS.

            (i) DUTY TO MAINTAIN RECORDS. Each of TAMUS and Lexicon shall maintain adequate records to support its charges, procedures and performances to OOGEDT for all work related to this Agreement. Each of TAMUS and Lexicon also shall maintain such records as are reasonably deemed necessary by the OOGEDT and auditors of the State of Texas or United States, or such other persons or entities designated by the OOGEDT, to ensure proper accounting for the expenditure of funds provided under this Agreement and for the performance by each of them under this Agreement.

            (ii) RECORDS RETENTION. Each of TAMUS and Lexicon shall maintain and retain for a period of four (4) years after the submission of the final expenditure report, or until full and final resolution of all audit or litigation matters which arise after the expiration of the four (4) year period after the submission of the final expenditure report, whichever time period is longer, the records described in Section 4(a)(i).

            (iii) AUDIT TRAILS. Appropriate audit trails shall be maintained by Lexicon to provide accountability for updates and changes to automated personnel and financial systems. Audit trails maintained by Lexicon will, at a minimum, identify the changes made, the individual making the change and the date the change was made. An adequate history of transactions shall be maintained by Lexicon to permit an audit of the system by tracing the activities of individuals through the system. Lexicon's automated systems must provide the means whereby authorized personnel have the ability to audit and establish individual accountability for any action that can potentially cause access to, generation of, or modification of information related to the performances of this Agreement. Lexicon agrees that Lexicon's failure to maintain adequate audit trails and corresponding documentation shall create a presumption that the performances were not performed. As an agency of the State, TAMUS shall comply with applicable State law and policies as regards its accounting and auditing processes and procedures.

            (iv) ACCESS. Each of TAMUS and Lexicon shall grant access to all paper and electronic records, books, documents, accounting procedures, practices or any other items relevant to the performance of this agreement to OOGEDT and auditors of the State of Texas, or such other persons or entities designated by OOGEDT for the purposes of

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      inspecting and auditing such books and records. All records, books, documents, accounting procedures, practices or any other items relevant to the performance of this agreement shall be subject to examination or audit by the OOGEDT and auditors of the State of Texas, or such other persons or entities designated by the OOGEDT in accordance with all applicable state and federal laws, regulations or directives. Each of TAMUS and Lexicon will direct any subcontractor with whom it has established a contractual relationship to discharge TAMUS and Lexicon's obligations to likewise permit access to, inspection of, and reproduction of all books and records of TAMUS and Lexicon's subcontractor(s) which pertain to this agreement. Notwithstanding the foregoing, it is recognized that the purpose for which access is to be granted is to monitor compliance with the express obligations of TAMUS and Lexicon hereunder, and that it would severely adversely affect the very objectives of this Agreement if confidential, proprietary technical or business data were to be released or become available to the public as a result of any examination by or on behalf of the State. Accordingly, TAMUS and Lexicon may, require that the State and its representatives, to the extent permitted by law, follow protocols designed to protect such information.

            (v) LOCATION. Any such audit shall be conducted at TAMUS and Lexicon's principal place of business during TAMUS and Lexicon's normal business hours and at OOGEDT 's expense, provided all costs incurred by OOGEDT in conducting any such audit shall be reimbursed by TAMUS or Lexicon, as applicable, in the event such audit reveals a material discrepancy in the compliance with this Agreement, by TAMUS or Lexicon, as applicable.

            (vi) REIMBURSEMENT. If any audit or examination reveals that TAMUS or Lexicon's reports for the audited period are not accurate for such period and that additional amounts of liquidated damages were owed to OOGEDT above what was paid or discharged with credits, then the applicable party (TAMUS or Lexicon) shall, within 30 days, pay to OOGEDT, or apply additional credits to discharge, such additional amounts.

            (vii) CORRECTIVE ACTION PLAN. If any audit reveals any discrepancies or inadequacies which must be corrected to maintain compliance with this Agreement, the applicable party (TAMUS or Lexicon) agrees within thirty
      (30) calendar days after its receipt of the audit findings, to propose and submit to OOGEDT a corrective action plan to correct such discrepancies or inadequacies subject to the approval of the OOGEDT. Such party shall complete the corrective action approved by OOGEDT within thirty (30) calendar days after OOGEDT approves the corrective action plan, at the sole cost of the applicable party.

            (viii) REPORTS. Each of TAMUS and Lexicon shall provide to OOGEDT periodic status reports in accordance with OOGEDT's audit procedures regarding TAMUS and Lexicon's resolution of any audit-related compliance activity for which TAMUS and Lexicon is responsible.

      b. ANNUAL ECONOMIC IMPACT REPORTS; PERIODIC PROGRESS BRIEFINGS. By January 31 of each year during the term of this Agreement, beginning in January 2006 and continuing every year thereafter through January 2028, in a manner consistent with the need to protect privacy and the intellectual property of TAMUS, TAMUS will provide to OOGEDT annual reports on the general activities at and progress of TIGM (the "Annual Economic Impact Reports"). The Annual Economic Impact Reports will include an economic impact analysis, highlighting the direct and

                                      -8-

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indirect business and job creation and other economic benefits of TIGM to the
State. Lexicon will provide to TAMUS a non-confidential summary to be used as an addendum to each Annual Economic Impact Report that will describe generally the activities of Lexicon in the State for the applicable year. TAMUS and Lexicon will also provide to OOGEDT periodic briefings on the activities of TIGM and Lexicon, respectively, in Texas (the "Periodic Progress Briefings") as reasonably requested by OOGEDT.

      c. USE AND RETENTION OF TEXAS SUPPLIERS. Each of TAMUS and Lexicon will use reasonable efforts to use qualified Texas-based suppliers to provide products and services under this Agreement, provided however, TAMUS and Lexicon may in its sole discretion select suppliers and contractors based on program needs, scientific criteria, and industry standards.

      d. FINANCIAL INFORMATION. Lexicon will furnish to OOGEDT a copy of Lexicon's year-end audited financial statements, which may be by reference to public filings. The financial statements of TAMUS, as a state agency, are available to OOGEDT.

      e. INDEMNITY AND HOLD HARMLESS. Each of TAMUS, but only to the extent permitted by law, and Lexicon agrees to indemnify and hold the State, the maker of this grant, and its agents, officers, and employees harmless for any and all losses, claims, suits, actions, and liability, including any litigation costs, that arise from any act or omission of TAMUS and Lexicon, respectively, or any of it's officers, employees, agents, contractors, assignees, and affiliates relating to the project for which this grant is made regardless of whether the act or omission is related to job creation or other stated purpose of the grant. Neither TAMUS nor Lexicon is responsible for the actions of the other or its officers, employees, agents, contractors, assignees, and affiliates.

5.    DEFAULTS AND REMEDIES

Each of the following acts or omissions of TAMUS and Lexicon or occurrences shall constitute an act of default under this agreement:

      a. FAILURE TO ESTABLISH TIGM. If TAMUS and Lexicon fail to establish TIGM for the purposes and in accordance to the terms of this Agreement by December 31, 2005, all funds advanced pursuant to this Agreement will be subject to an immediate refund to the State of Texas, plus interest at the rate of 4.2% per year.

      b. FAILURE TO PAY LIQUIDATED DAMAGES FOR JOB CREATION. TAMUS or Lexicon, as applicable, shall have sixty (60) days after receiving written notice from the State demanding payment of outstanding damages owed by such party under
Section 3 in which to pay such outstanding damages; provided, that if such damages are the subject of a good faith dispute, such period shall be extended until thirty (30) days after such dispute is resolved. If the responsible party does not pay after this period, all amounts that could potentially be claimed under Section 3 for such party's failure to meet its future job obligations shall become due and payable immediately on demand of the State of Texas.

      c. FAILURE TO PROVIDE VERIFICATION. If after the end of a calendar year TAMUS or Lexicon fails to provide an Annual Compliance Verification by the later of the deadline therefor or 60 days after demand from OOGEDT, OOGEDT may make a good faith estimate, based on information available to OOGEDT, of the Employment Positions at TAMUS or Lexicon , as applicable, as of December 31 of that year and, if the estimated Employment Positions fall short of the Job Target, require corresponding liquidated damages in accordance with Section 3.a.ii.

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above. Neither TAMUS nor Lexicon will be eligible to earn Surplus Job Credits for any such year for which it fails to provide an Annual Compliance Verification by the later of the deadline therefor or 60 days after demand from OOGEDT.

      d. FAILURE TO PROVIDE ANNUAL ECONOMIC IMPACT REPORTS. Neither TAMUS nor Lexicon will be eligible to earn Surplus Job Credits for any year for which it fails to provide its portion of an Annual Economic Impact Report by the later of the deadline therefor or 60 days after demand from OOGEDT.

      e. INTEREST ON OVERDUE PAYMENTS. Each of TAMUS and Lexicon shall pay interest on any overdue amounts owed by it to OOGEDT from the date due until paid at a rate of 4.2% per year.

6.    GENERAL PROVISIONS

      a. AUTHORITY. Each party represents that it has obtained all necessary authority to enter into this Agreement.

      b. RELATIONSHIP OF PARTIES AND DISCLAIMER OF LIABILITY. The parties will perform their respective obligations under this Agreement as independent contractors and not as agents, employees, partners, joint venturers, or representatives of the other party. No party can make representations or commitments that bind any other party. Lexicon is not a "governmental body" by virtue of this Agreement or the use of TEF or other funding.

      c. LIMITATION OF LIABILITY. In no event will any party be liable to any other party for any indirect, special, punitive, exemplary, incidental or consequential damages. This limitation will apply regardless of whether or not the other party has been advised of the possibility of such damages.

      d. TERM. The term of this Agreement commences on the Effective Date of the Agreement and continues until January 31, 2028, unless terminated earlier pursuant to the terms of this Agreement.

      e. TERMINATION FOR CAUSE. Either party may terminate this Agreement for Cause upon thirty (30) days prior written notice to the other party. "Cause" is any failure to perform a material obligation under this Agreement within the specified time taking into consideration grace periods set forth herein; including a material breach of a Funding Condition. This Agreement may not be terminated if the alleged Cause is cured within the specified thirty-day period. The sole remedy for any termination for Cause (and for the "cause" giving rise to the termination) shall be that each party is relieved of its obligation to perform hereunder, however, following termination by the State, TAMUS and Lexicon will continue to be obligated to the State for liquidated damages and/or repayment of funds in accordance with applicable provisions of this Agreement.

      f. DISPUTE RESOLUTION AND APPLICABLE LAW.

            (i) INFORMAL MEETINGS. The parties' representatives will meet as needed to implement the terms of this Agreement and will make a good faith attempt to informally resolve any disputes.

            (ii) NON-BINDING MEDIATION. Except to prevent irreparable harm for which there is no adequate remedy at law, no party shall file suit to enforce this Agreement without first submitting the dispute to confidential, non-binding mediation before a mediator mutually agreed upon by the parties and conducted in accordance with the rules of the American Arbitration Association ("AAA").

            (iii) APPLICABLE LAW AND VENUE. This Agreement is made and entered into in the State of Texas, and this Agreement and all disputes arising out of or relating thereto shall be governed by the laws of the state of Texas, without regard to any otherwise applicable conflict of law rules or requirements that would require or permit the application of the law of another jurisdiction.

      TAMUS and Lexicon agrees that any action, suit, litigation or other proceeding (collectively "litigation") arising out of or in any way relating to this Agreement, or the matters referred to therein, shall be commenced exclusively in the Travis County District Court or the United States District Court for the Western District of Texas, Austin Division, and hereby irrevocably and unconditionally consent to the exclusive jurisdiction of those courts for the purpose of prosecuting and/or defending such litigation. TAMUS and Lexicon hereby waive and agree not to assert by way of motion, as a defense, or otherwise, in any suit, action or proceeding, any claim that (a) TAMUS and Lexicon is not personally subject to the jurisdiction of the above-named courts,
(b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper.

      g. PUBLICITY. The parties agree to cooperate fully to coordinate with each other in connection with all press releases and publications regarding this Agreement.

      h. NO WAIVER OF SOVEREIGN IMMUNITY. Nothing in this agreement may be construed to be a waiver of the sovereign immunity of the State to suit.

7.    MISCELLANEOUS PROVISIONS

      a. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in establishing proof of this Agreement to produce or account for more than one such counterpart.

      b. MERGER. This document constitutes the final entire agreement between the parties and supersedes any and all prior oral or written communication, representation or agreement relating to the subject matter of this Agreement.

      c. SEVERABILITY. Any term in this Agreement prohibited by, or unlawful or unenforceable under, any applicable law or jurisdiction is void without invalidating the remaining terms of this said Agreement. However, where the provisions of any such applicable law may be waived, they are hereby waived by a party, as the case may be, to the fullest extent permitted by the law, and the affected terms are enforceable in accordance with the parties' original intent.

      d. SURVIVAL OF PROMISES. Notwithstanding any expiration, termination or cancellation of this Agreement, the rights and obligations pertaining to payment or repayment of funds and/or liquidated damages, confidentiality, disclaimers and limitation of liability, indemnification, and any other provision implying survivability will remain in effect after this Agreement ends.

      e. BINDING EFFECT. This Agreement and all terms, provisions and obligations set forth herein shall be binding upon and shall inure to the benefit of the parties and their successors and assigns and shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns and all other state agencies and any other agencies, departments, divisions, governmental entities, public corporations and other entities which shall be successors to each of the parties or which shall succeed to or become obligated to perform or become bound by any of the covenants, agreements or obligations hereunder of each of the parties hereto.

      f. SUCCESSORS AND ASSIGNS. TAMUS and Lexicon, or any legal successor thereto or prior assignee thereof, may assign its rights and obligations under this Agreement, including by merger or operation of law, to any legal successor or any person or entity that acquires all or substantially all of its business and operations. In addition, with the prior written consent of the State, which consent shall not be unreasonably withheld or delayed, TAMUS and Lexicon, or any legal successor company thereto or prior assignee thereof, may assign its rights and obligations under this Agreement to any parent or wholly owned subsidiary that it currently has in place or later establishes, if it is constituted as a separate legally recognized business entity. Any such assignment will be made without additional consideration being payable to the State. This Agreement shall survive any sale, change of control or similar transaction involving TAMUS and Lexicon, any successor thereto or prior assignee thereof and no such transaction shall require the consent of the State.

      g. FORCE MAJEURE. Neither Lexicon nor TAMUS shall be required to perform any obligation under this Agreement or be liable or responsible for any loss or damage resulting from its failure to perform so long as performance is delayed by force majeure or acts of God, including but not limited to strikes, lockouts or labor shortages, embargo, riot, war, revolution, terrorism, rebellion, insurrection, flood, natural disaster, or interruption of utilities from external causes.

      h. NOTICE. All notices, requests, demands and other communications will be in writing and will be deemed given and received (i) on the date of delivery when delivered by hand, (ii) on the following business day when sent by confirmed simultaneous telecopy, (iii) on the following business day when sent by receipted overnight courier, or (iv) three (3) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, as follows:

      If to the State to:

            General Counsel
            Office of the Governor
            P.O. Box 12428
            Austin, Texas 78711
            Phone: 512-463-1788
            Fax: 512-463-1932

      If to TAMUS to:

            A&M System Building Suite 2043
            200 Technology Way
            College Station, TX  77845-3424

            Attention: Chancellor

            Telephone: (979) 458-6000
            Facsimile:  (979) 458-6044

            With a copy to:
            A&M System Building
            Suite 2043
            200 Technology Way
            College Station, TX  77845-3424

            Attention: General Counsel
            Telephone: (979) 458-6122
            Facsimile:  (979) 458-6150

      If to Lexicon to:

            Lexicon Genetics Incorporated
            8800 Technology Forest Place
            The Woodlands, Texas 77381
            Attn: Chief Executive Officer
            Copy to: General Counsel
            Phone: (281) 863-3000
            Fax: (281) 863-8010

                            {SIGNATURE PAGE FOLLOWS}

The parties have caused this Economic Development Agreement to be executed by their duly authorized representatives as of the date first specified above.

THE STATE OF TEXAS

_____________________________
GOVERNOR RICK PERRY

TEXAS A&M UNIVERSITY SYSTEM

_____________________________
CHANCELLOR

LEXICON GENETICS INCORPORATED

_____________________________
PRESIDENT & CEO

                                    EXHIBIT A

    LETTER FROM GOVERNOR, LIEUTENANT GOVERNOR AND SPEAKER APPROVING GRANT TO
                TAMUS AND LEXICON FROM THE TEXAS ENTERPRISE FUND

                                    EXHIBIT B

                      AGREEMENTS BETWEEN LEXICON AND TAMUS.

TAMUS and Lexicon have entered into, and shall perform their obligations under, agreements with respect to the following matters:

      a. Lexicon's generation and delivery to TIGM of the OmniBank II Library. As among the State, TAMUS and TIGM, title to both copies of the library will be held in the name of TAMUS, and TAMUS will provide TIGM with access to the libraries pursuant to the arrangements described below.

      b. Restrictions for a specified period on Lexicon's ability to make a new library of gene trapped knockout mouse embryonic stem cell clones in direct competition with the OmniBank II Library, or grant any license to a third party the right under the relevant gene trapping patent rights and know-how to make such a library for such purposes. For clarity, no restrictions whatsoever will be imposed with respect to Lexicon's existing OmniBank library.

      c. Lexicon's licensing and delivery to TIGM of bioinformatics software for the management of data relating to the OmniBank II Library and the generation and phenotypic analysis of knockout mice.

      d. Lexicon's provision of services necessary at each of the two TIGM locations (A) to install the bioinformatics software and to load the software databases with the OmniBank II Library gene sequence data and (B) to train TIGM staff in the use of the OmniBank II Library and the bioinformatics software, and the generation, genotyping and phenotyping of knockout mice.

      e. Lexicon's grant to TIGM of (A) a non-exclusive license under the relevant gene trapping patent rights and know-how controlled by Lexicon to use the OmniBank II Library and to make, use and sell knockout mice derived therefrom, (B) a non-exclusive sublicense under specified gene targeting patent rights and know-how controlled by Lexicon to make (but not have made) and use gene targeted knockout mice, and (C) a non-exclusive license under the copyrights and know-how controlled by Lexicon to use the bioinformatics software delivered by Lexicon.

      f. Until the two copies of the OmniBank II Library are fully established and operational, access under specified terms and conditions to knockout mouse ES cell clones from Lexicon's existing OmniBank library, at an agreed-upon cost.

      g. TAMUS's lease to TIGM of the facilities constructed to house the OmniBank II Library.

      h. TIGM's responsibility to TAMUS for satisfying TAMUS's Job Target obligations set forth in this Agreement, in each case subject to the applicable Funding Offsets and Surplus Job Credits described below.

      i. TAMUS's furnishing to TIGM of the operating funds and/or in-kind services needed to fund TIGM's operations until it has established sufficient revenue to be self-sufficient, but in no event shall TAMUS be obligated to furnish more than $3 million in cumulative funds and in-kind services.

      k. TAMUS's right to receive the net assets of TIGM (including Lexicon licenses) upon its dissolution and to step in to protect the viability of the program if TIGM is failing to perform.

      l. TIGM's obligation to comply with reasonable financial and operating covenants in favor of TAMUS so long as TAMUS is exposed to the refund risk to the State

      m. Lexicon's and TAMUS's obligations to share information related to job creation and retention in advance of the due dates for the Annual Compliance Verifications (defined below) in order to determine and know in advance the content of their respective Annual Compliance Verifications; and including provisions for Lexicon to continue to report to TAMUS after Lexicon has satisfied its obligations to generate and maintain jobs the job activity of Lexicon and its affiliates that would allow TAMUS to prepare on a timely basis its Annual Compliance Verifications, with all appropriate credit for job creation and retention by Lexicon and its affiliates.